[LETTERHEAD OF WISE CARTER CHILD & CARAWAY]





                                                   Exhibit F-1(a)


June 25, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-8719), filed by Entergy Mississippi, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company, by negotiated public offering, of $65,000,000 in aggregate principal amount of a new series of the Company's General and Refunding Mortgage Bonds; (2) the Commission's order dated January 30, 1996 (the "Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said Bonds; and (3) the issuance and sale by the Company on June 17, 1997, of $65,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds, 6 7/8% Series due June 1, 2002 (the "Bonds"), we advise you that in our opinion:

           (a) the Company is a corporation duly organized and validly existing under the laws of the State of Mississippi;

           (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Order;

          (c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, upon which we do not pass herein) have been complied with;

           (d) the Bonds are valid and binding obligations of the Company in accordance with their terms except as limited by bankruptcy, insolvency or other laws affecting enforcement of mortgagees' and other creditors' rights; and

           (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company.

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           In  giving  this  opinion, we have  relied,  as  to
matters of New York law, upon the opinion of Reid & Priest LLP of New York, New York, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

           Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              WISE CARTER CHILD & CARAWAY,
                              Professional Association

                              By:______________________
                                   Betty Toon Collins

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